                                                                    EXHIBIT 11.1

                           EDUCATIONAL MEDICAL, INC.

                 COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                                               THREE MONTHS    THREE MONTHS     SIX MONTHS      SIX MONTHS
                                                   ENDED           ENDED           ENDED           ENDED
                                               SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                   1996            1995            1996            1995
                                               -------------   -------------   -------------   -------------
Primary and fully diluted:
  Weighted average common stock outstanding
     during the period.......................     1,815,042       1,815,042       1,815,042       1,815,042
  Convertible preferred stock converted into
     common stock upon consummation of
     initial public offering(1)..............     1,705,082       1,705,082       1,705,082       1,705,082
  Exercise of common stock purchase warrants
     upon consummation of initial public
     offering(1).............................     1,075,000       1,075,000       1,075,000       1,075,000
  Effect of common stock equivalents issued
     subsequent to August 7, 1995 computed in
     accordance with the treasury stock
     method as required by the SEC(2)........       112,000         112,000         112,000         112,000
                                                 ----------      ----------      ----------      ----------
          Total..............................     4,707,124       4,707,124       4,707,124       4,707,124
                                                 ==========      ==========      ==========      ==========
Net income...................................   $   313,231     $   227,078     $   378,742     $   164,959
                                                 ==========      ==========      ==========      ==========
Pro forma net income per share of common
  stock......................................   $       .07     $       .05     $       .08     $       .04
                                                 ==========      ==========      ==========      ==========

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(1) Pro forma net income per share reflects preferred stock automatically converted into Common Stock and warrants exercised upon consummation of the initial public offering as if such conversion and exercises had occurred at the beginning of the fiscal period.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the initial public offering price per share of $10 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.